Exhibit 10-35

                                 [BAXTER LETTERHEAD]

September 18, 1995


Mr. Tony L. White
575 Stable Lane
Lake Forest, IL  60045


Dear Tony:

This letter confirms our agreement concerning your termination of employment with Baxter International Inc. and its affiliates ("Company"). You and the Company acknowledge that your employment termination is by mutual agreement, and that it is completely independent of the reduction in force the Company announced in the fourth quarter of 1993.


You will cease to be a director and officer of the Company effective September 18, 1995 ("Transition Date"). You will continue to be an employee of the Company through December 31, 1995 ("Termination Date"). Between your Transition Date and your Termination Date, you will assist the Company in the smooth transition of your responsibilities to your successors.


If you satisfy your obligation to assist the Company in the smooth transition of your responsibilities to your successors, you will receive a cash bonus ("Cash Bonus") of up to $300,000. The Cash Bonus is payable to you within thirty days after your Termination Date. I will determine both whether you are eligible to receive the Cash Bonus and the final amount at year end. If the Cash Bonus is paid to you, it will be deemed eligible 1995 compensation for purposes of calculating the Pension Supplement described on page 2 of the Agreement.


You will continue to receive your monthly car allowance, flexible spending allowance, home security system and club reimbursements until your Termination Date.


You will not receive any bonus under the 1995 Officer Incentive Compensation Plan. You are not eligible to participate in any Company bonus plans which are adopted after the date of this Agreement. You will not earn any restricted shares for 1995 performance under the Company's 1989 Long-Term Incentive Plan (LTI-3).


Before your Termination Date, you will receive a total of $35,288, in a single sum, for all of your accrued but unused vacation time, in accordance with the Company's policy. You will not accrue any vacation time after your Termination Date.

You are eligible to receive medical coverage through the Company's retiree medical plan, in accordance with the plan's provisions. You may postpone retiree medical coverage and elect, in accordance with a federal statute (COBRA), to continue your medical and dental benefits under the Company's Flexible Benefits Program for up to 18 months after your Termination Date. You may not obtain medical coverage through the retiree medical plan and COBRA simultaneously.

You are eligible to continue your active participation in the Company's Incentive Investment Plan until your Termination Date, in accordance with the Plan's provisions. Your vested accrued benefits in the Incentive Investment Plan will be distributed in accordance with its provisions.

Your active participation in the Baxter International Inc. and Subsidiaries Pension Plan ("Pension Plan") will continue until your Termination Date, in accordance with the Plan's provisions. Your vested accrued benefit in the Pension Plan will be distributed in accordance with its provisions.

In addition, the Company will provide you with a non-qualified and unfunded supplemental pension benefit ("Pension Supplement") equal to the difference between a) your accrued benefit calculated under the provisions of the Pension Plan and b) the accrued benefit which you would have under the Pension Plan if you had ten additional years of participation in the Pension Plan. Your Pension Supplement is payable at the same time and in the same form as your benefit under the Pension Plan. In consideration of your receipt of the Pension Supplement, you have agreed to postpone payment of the Pension Supplement and your benefit under the Pension Plan until September 1, 1996 or later. The ten additional years of Pension Plan participation provided in this paragraph will not be counted when determining the amount you must pay for coverage through the Company's retiree medical plan.

Your participation, if any, in the Company's Employee Stock Purchase Plan will cease on your Termination Date. You will receive a cash refund of the balance, if any, in your subscription account, in accordance with the Plan's provisions.

Your participation in the Company's split-dollar life insurance plan will cease on your Termination Date. You may elect to continue your split-dollar life insurance coverage in accordance with the Plan's provisions.

Your options and restricted shares will be vested or forfeited as listed below:


OPTIONS
                      # OF OPTIONS               EXPIRATION
DATE GRANTED   TYPE     GRANTED    OPTION PRICE    DATE(2)     VESTING
--------------------------------------------------------------------------------------------------
11/21/88       NQ   10,470(1)      $15.89(1)     3/29/96    All are vested; may exercise
                                                            before expiration date
--------------------------------------------------------------------------------------------------
11/19/89       NQ   10,993(1)      $22.21(1)     3/29/96    all are vested; may exercise
                                                            before expiration date
--------------------------------------------------------------------------------------------------
7/30/90        NQ   11,517(1)      $24.36(1)     3/29/96    all are vested; may exercise
                                                            before expiration date
--------------------------------------------------------------------------------------------------
8/9/91         NQ    4,397(1)      $34.15(1)     3/29/96    all are vested; may exercise
                                                            before expiration date
--------------------------------------------------------------------------------------------------
8/3/92         NQ   13,296(1)      $36.66(1)     3/29/96    all are vested; may exercise
                                                            before expiration date
--------------------------------------------------------------------------------------------------
8/2/93         NQ   27,000         $26.00        3/29/96    18,000 are vested; may
                                                            exercise before expiration date;
                                                            remainder will be forfeited on
                                                            your Termination Date
--------------------------------------------------------------------------------------------------
7/31/95        NQ   44,800         $37.25        3/29/96    None are vested; all will be
                                                            forfeited on your Termination
                                                            Date unless accelerated
                                                            vesting occurs, in accordance
                                                            with the option grant terms
                                                            and conditions, before the expiration
                                                            date
--------------------------------------------------------------------------------------------------


(1)   As equitably adjusted in connection with the Caremark spin-off

(2) Option expiration dates consistent with option grant terms and conditions relating to employment termination


    RESTRICTED SHARES

               # of Options
Date Granted   Granted         Vesting Date          Disposition
  11/21/88        25,100      1 year after earned   24,262 shares have been
                                                    earned, vested and
                                                    distributed; 838 were
                                                    earned in 1994 and will be
                                                    allowed to vest on 12/31/95
  8/9/91          10,040      1 year after earned   All were earned in 1994;
                                                    6,787 will be allowed to
                                                    vest on 12/31/95; remaining
                                                    3,253 will be forfeited on
                                                    your Termination Date
  12/7/92         19,400      1 year after earned   4,247 were earned in 1994;
                                                    all 19,400 will be
                                                    forfeited on your
                                                    Termination Date
  11/14/94        8,580       1 year after earned   none have ben earned or
                                                    vested; all will be
                                                    forfeited on your
                                                    Termination Date



You will not receive any additional grants of options or restricted shares.


Your participation in the Shared Investment Plan will continue in accordance with the Plan's provisions.


To preserve your rights to make various elections under the Company's Flexible Benefits Program, Pension Plan and Incentive Investment Plan, you must contact the Human Resources Department before your Termination Date.


You acknowledge that the compensation and benefits provided in this Agreement exceed the compensation and benefits which you would normally receive in connection with your employment termination. In exchange for the compensation and benefits under this Agreement, you waive your right to file or participate as a class member in any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) with federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents and fiduciaries. This general waiver and release includes, but is not limited to, all claims of unlawful discrimination in regard to age, race, sex, color, religion, national origin and handicap under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act or any other federal or state statutes, all claims for wrongful employment termination or breach of contact and any other claims relating to your employment or termination of employment with the Company. This waiver and release also apply to your heirs, assigns, executors and administrators. This waiver and release do not waive rights or claims which may arise after the date this Agreement is signed except as stated in the next sentence. To be eligible to receive the Pension Supplement described above, you agree that this waiver and general release will be deemed to be signed by you again when your Pension Supplement begins to be paid.


You agree: (a) not to intentionally disparage the Company, its employees or products; (b) not to intentionally engage in actions contrary to the interest of the Company; provided, however, that this subsection (b) shall not apply to conduct otherwise permissible under your employment agreement with the Company;
(c) not to disclose or allow disclosure of any provisions of this Agreement, except to your attorney or pursuant to subpoena or court order (although the Company may be required to disclose this Agreement in its 1996 proxy statement and as an exhibit to its Form 10-K for 1995); (d) to conduct the transition period in a constructive and positive manner; (e) to remain bound by the non-compete and confidentiality provisions of your employment agreement with the Company (the Company acknowledges that your employment with The Perkin-Elmer Corporation does not violate the non-compete provisions of your employment agreement); (f) to refrain from soliciting any Company employees for employment at The Perkin-Elmer Corporation, or any other future employer of you, until January 1, 1997 and (g) to return to the Company, by September 30, 1995, all Company property, including proprietary information.


All amounts payable to you or on your behalf under this Agreement will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding will be made where necessary. In addition, all amounts payable to you under this Agreement are expressed as amounts prior to payment or withholding of any taxes, and the Company will not gross-up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.


The amounts payable to you under this Agreement are in lieu of all severance compensation and other severance benefits from the Company to which you might otherwise be entitled. The Company may terminate the Pension Supplement if you fail to comply with any of your obligations under the Agreement.


You acknowledge that the Company has made no promises to you which are not included in this Agreement, and that this Agreement contains the entire understanding between you and the Company relating to your employment termination. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force.

You acknowledge that you carefully read the terms of this Agreement, you know and understand its content and meaning, you were given 21-day period to review it, you were encouraged to consult with an attorney before accepting it, and you accept it voluntarily.

If this letter accurately reflects our agreement, please sign two copies, and return one of them to me by October 6, 1995.

The terms of this Agreement are subject to the approval of the Compensation Committee of the Baxter International Inc. Board of Directors.


Sincerely.



/S/ Vernon R. Loucks Jr.
----------------------------
Vernon R. Loucks Jr.




ACCEPTED AND AGREED:



/S/ Tony L. White
----------------------------
(Signature)


9/23/95
----------------------------
(Date)